Exhibit 99.1

Bulldog Technologies Adds Ex New York/New Jersey Port Authority Police Detective
to Advisory Board

RICHMOND, British Columbia, Canada, January 12, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless cargo security solutions, today announced the addition of Michael Molina to Bulldog's Advisory Board.

“Bulldog’s wireless cargo security solutions are being recognized as exceptional covert asset tracking and recovery products”, said John Cockburn, CEO and President of Bulldog Technologies. “As we are proactively targeting the law enforcement community, the addition of Mike Molina, with the wealth of experience and contacts he has is invaluable to Bulldog as we continue to roll out our go to market strategy.”

Michael Molina spent over 25 years with the Port Authority Police of New York and New Jersey and his assignments have included Criminal Investigations Bureau-General Crimes Unit, Drug Enforcement Administration Major Conspiracy Group as well as with the Federal Bureau of Investigation Cargo Crime Task Force. Mike is a recipient of numerous awards and medals including World Trade Center 9-11-1 Medal of Valor. He was also recognized by the National Cargo Security Council with the Leadership in Law Enforcement Award in 1999. Mike has a Bachelor of Science – Business Administration from St. John’s University in Queens, NY as well as Masters in Professional Studies – Criminal Justice from Long Island University.

Mike is current president of Asset Protection Technology, Inc. (APTI). APTI provides a comprehensive offering of security consulting and investigative services and is known for its special emphasis on transportation and knowledge of the dynamics of an intermodal environment. APTI is licensed by the State of New York and is based out of the New York Metro area. APTI has a network of representatives in Miami, FL, Los Angeles and San Jose, CA, Dallas, TX, Chicago, IL, Philadelphia, PA, Memphis, TN and New Orleans, LA. APTI has also developed affiliates in Europe, South America, Central America, Mexico, Hong Kong, Singapore and China. These affiliations have successfully allowed APTI to gather worldwide information.

“I’ve worked with a number of security products and solutions during my career in law enforcement,” said Michael Molina, “however, I have never been as enthusiastic about any product as I am with Bulldog’s MiniBOSSTM. Regardless of what it’s in or where it’s at, the fact that this covert tracking device is able to be traced with this level of accuracy, fills a void that my customers and I have been looking at for years.”

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com